CLECO CORPORATION	EXHIBIT 21

Subsidiaries of the Registrant as of December 31, 2006

SUBSIDIARIES OF REGISTRANT OR ORGANIZATION	STATE OF INCORPORATION
Acadia Partners Pipeline LLC	Louisiana
Acadia Power Holdings LLC	Louisiana
Acadia Power Partners, LLC	Delaware
Attala Transmission LLC	Louisiana
CLE Intrastate Pipeline Company LLC	Louisiana
Cleco Energy LLC	Texas
Cleco Evangeline LLC	Louisiana
Cleco Generation Services LLC	Louisiana
Cleco Innovations LLC	Louisiana
Cleco Marketing & Trading LLC	Louisiana
Cleco Midstream Resources LLC	Louisiana
Cleco Power LLC	Louisiana
Cleco Support Group LLC	Louisiana
DeSoto Pipeline Company, Inc.	Louisiana
Diversified Lands LLC	Louisiana
Four Square Production, LLC	Texas
Perryville Energy Holdings LLC	Louisiana
Perryville Energy Partners, L.L.C.	Delaware
UTS, LLC	Louisiana